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FindWhat.com                                                        NEWS RELEASE
--------------------------------------------------------------------------------

Public Relations Contact:                              Company Contact:
Karen Yagnesak                                         Phillip R. Thune, COO/CFO
FindWhat.com                                           FindWhat.com
239-561-7229                                           239-561-7229
kareny@findwhat.com                                    pthune@findwhat.com

              FINDWHAT.COM ANNOUNCES RECORD SECOND QUARTER RESULTS

         - REVENUE INCREASES 11% SEQUENTIALLY; PRE-TAX EPS INCREASES 25%
                      SEQUENTIALLY; RAISING 2002 GUIDANCE -

NEW YORK - JULY 22, 2002 - FINDWHAT.COM (NASDAQ: FWHT), a leading developer and provider of performance-based marketing services for the Internet, featuring the FindWhat.com pay-for-performance search engine, today reported record financial results for the three and six months ended June 30, 2002. Highlights include:

     - Revenue for Q2 2002 increased 11% versus Q1 2002, and was more than $200,000 ahead of projections. The Company has increased revenue sequentially for 11 consecutive quarters.

     - FindWhat.com's pre-tax diluted EPS in Q2 2002 increased 25% versus Q1 2002, and was $0.02 ahead of projections. The Company has increased pre-tax diluted EPS sequentially for five consecutive quarters.

     - As of June 30, 2002, cash and short-term investments totaled $10.3 million, exceeding $10 million for the first time in the Company's history. The Company has no long-term debt.

     - The FindWhat.com search engine generated 54.2 million paid click-throughs in Q2 2002, an increase of 7% from 50.8 million in Q1 2002, and a 63% increase from 33.3 million in Q2 2001.

     - Average revenue per paid click-through on the FindWhat.com search engine was $0.18 in Q2 2002, an increase of 6% from $0.17 in Q1 2002, and a 41% increase from $0.13 in Q2 2001.

     - The number of active advertiser accounts on the FindWhat.com search engine during Q2 2002 was 17,100, an increase of 4% versus the 16,500 accounts that were active in the first quarter of 2002, and 67% higher than the 10,200 active advertiser accounts in Q2 2001.

     -    Full year 2002 financial guidance has been increased.

FindWhat.com reported record revenue in Q2 2002 of $9,710,278, an increase of 11% over Q1 2002 revenue of $8,711,897, and an increase of 119% versus Q2 2001 revenue of $4,440,089. For the six months ended June 30, 2002, FindWhat.com reported revenue of $18,422,174, an increase of 163% versus revenue of $7,003,421 for the six months ended June 30, 2001.

FindWhat.com reported Q2 2002 net income of $4,307,441, or $0.22 per diluted share, which included an income tax benefit of $1,800,000, or approximately $0.09 per diluted share. The second quarter of 2002 represents the first time that the Company has reported any tax benefit or expense (the reason for recording the tax benefit is explained below in a section entitled "Income Statement Review"). In order to provide meaningful comparisons with prior periods, FindWhat.com notes that pre-tax income in Q2 2002 was $2,507,441, or $0.13 per diluted share, an increase of approximately 25% versus Q1 2002 net income of $1,974,699, or $0.10 per diluted share. In Q2 2001, net income was $133,849, or $0.01 per diluted share. For the six months ended June 30, 2002, FindWhat.com reported net income of $6,282,140, or $0.33 per diluted share, which included the income tax benefit of $1,800,000, or approximately $0.09 per diluted


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share. Pre-tax net income for the period was $4,482,140, or $0.23 per diluted share. For the six months ended June 30, 2001, FindWhat.com's net loss was $2,598,155, or $(0.16) per diluted share, which included a one-time loss on the sale of an advertising contract of $996,382, or $(0.06) per diluted share.

Craig Pisaris-Henderson, President and CEO of FindWhat.com said, "We posted another strong quarter, despite an economic environment that is anything but friendly. We have seen both the capital markets and our client base increasingly demand performance over promises, and penalize companies that fail to be accountable. We welcome these stricter standards, and believe we deliver on all fronts. Since Q4 1999, we have increased revenue sequentially every single quarter, and since Q2 2001, we have tried to provide clear forward-looking guidance along with our detailed quarterly reviews. We can point to one thing driving our accomplishments: our business model works. Our advertisers control every aspect of their campaigns with us, from the price they pay per click-through to when and how prospects see their message - and they don't owe us a penny until we deliver the traffic to their Web sites. Our distribution partners get a simple, elegant way to capitalize on the traffic they generate, by sharing in the fees paid by our advertisers for click-throughs. Every day, we strive to deliver on the trust placed with us by our advertisers and our distribution partners, and the same holds true for our investors. We have lengthened this announcement in an effort to fully explain how we did in Q2, how we think we will do for the remainder of 2002, and how we present our financial results. In summary, we understand the importance of performance and accountability in today's marketplace, because those two principles have guided our business since the day we were founded."

PROJECTED RESULTS

FindWhat.com is raising its current projection for full year 2002 revenue to $39.5 million, replacing its previously announced projection of $39.0 million. This revised projection represents an increase of 94% over total 2001 revenue of $20.4 million.

Due to its better-than-expected performance in Q2 2002, FindWhat.com is also increasing its current projection for full year 2002 diluted earnings per share, or EPS, to $0.46, up from the previously announced projection of $0.44. Due to the income tax benefit recorded in Q2 2002, the Company's quarterly EPS will be higher in Q2 2002 than in Q3 2002 or Q4 2002, as further explained below in a section entitled "Income Statement Review." This trend is solely a result of required Generally Accepted Accounting Principles (GAAP) accounting for net operating loss carryforwards (NOLs), and the Company expects that the income tax benefit recorded in Q2 2002 will be completely offset by income tax expense to be recorded in Q3 2002 and Q4 2002. While the income tax benefit and expenses will impact reported net income in Q2, Q3, and Q4 2002, they should not impact the amount that the Company actually pays in income taxes in 2002, which FindWhat.com continues to believe will be immaterial, based on current projections.

In order to provide more meaningful comparisons among the quarters, the Company is presenting projections both for EPS and for pre-tax diluted earnings per share, or Pre-tax EPS. These projections assume 20 million diluted shares outstanding in Q3 2002 and Q4 2002. All projected figures are calculated in conformity with GAAP.

REVENUE
Q1              2002            actual:         $8.7            million
Q2              2002            actual:         $9.7            million
Q3              2002           estimated:       $10.2           million
Q4              2002           estimated:       $10.9           million
2002 estimated: $39.5 million

PRE-TAX DILUTED EARNINGS PER SHARE
Q1 2002 actual: $0.10
Q2 2002 actual: $0.13


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Q3 2002 estimated: $0.11
Q4 2002 estimated: $0.12
2002 estimated: $0.46

DILUTED EARNINGS PER SHARE
Q1 2002 actual: $0.10
Q2 2002 actual: $0.22
Q3 2002 estimated: $0.07
Q4 2002 estimated: $0.07
2002 estimated: $0.46

INCOME STATEMENT REVIEW

There are two differences between the Company's Q2 2002 income statement and its prior reported income statements: an Income Tax line item, and a Search Serving expense line item, which replaces the Cost of Goods Sold line item used previously.

In accordance with Statement of Financial Accounting Standard pronouncement No. 109, "Accounting for Income Taxes," in Q2 2002 FindWhat.com recorded a deferred tax asset for $1,800,000. Statement No. 109 requires the recognition of a deferred tax asset when a Company determines that "it is more likely than not" that the Company will utilize and realize the deferred tax asset through positive earnings in future periods. The recognition of the deferred tax asset increased Q2 2002 net earnings by $1,800,000 to $4,307,441 and increased diluted earnings per share by $0.09 to $0.22. It also resulted in the deferred tax asset of $1,800,000 on the Company's June 30, 2002 balance sheet.

With the recognition of the deferred tax asset in Q2 2002, FindWhat.com will begin recording income tax expense beginning in Q3 2002. Due to the recognition of the income tax expense, the Company anticipates reporting sequentially lower net income and diluted earnings per share in Q3 2002 than it did in Q2 2002. FindWhat.com projects that the deferred tax asset recorded in Q2 2002 will offset almost all of its projected income tax expense in Q3 2002 and Q4 2002. Accordingly, FindWhat.com projects that for full year 2002, pre-tax diluted earnings per share and diluted earnings per share will be approximately the same, as the Company's 2002 reported tax expense, and its actual cash tax bill, will be close to zero.

In order to allow investors to more easily compare the Company's income statement expense items with other companies in its sector, FindWhat.com has created a new expense line item called Search Serving expense. Search Serving expense includes the operating costs of the Company's BeFirst.com service, and the costs of operating the FindWhat.com search engine, including connectivity, depreciation of servers and other equipment, and related personnel expense. Previously, the Company included credit card transaction fees in Cost of Goods Sold. Beginning in Q2 2002, the Company is including those fees in General and Administrative expense. For comparability, the Company's 2002 year-to-date and 2001 income statements included below now also reflect this new presentation format. These changes do not represent a restatement of previously reported financial statements, but merely a reclassification for certain expense categories so that investors can more easily compare the Company's results to those of other Internet marketing companies. The Company's 2001 and Q1 2002 revenue and net income remain exactly the same as previously reported.

MANAGEMENT COMMENTS

Chief Operating Officer and Chief Financial Officer Phillip Thune said, "The second quarter was a busy one from a number of perspectives. We continued to rapidly expand our employee base and our infrastructure. Since March, we have leased over 60% of additional office space in Florida, which is an interim step as we await the completion of our new headquarters building in Ft. Myers, FL. Once we move in, we will be


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leasing three times the space we had at the start of 2002. We also are making terrific progress enhancing our capabilities at our technical facilities in Ft. Myers and Atlanta. After the move into our new headquarters late this year, we anticipate a smoother ramp in terms of adding personnel, furniture, and equipment, but given our current expansion plan and an expected increase in litigation expense, we do see operating expenses increasing slightly faster than revenues in Q3 2002. We believe these investments are critical to continuing our rapid revenue growth, and will permit us to pursue new opportunities within the performance-based marketing sector.

"In Q2 2002, our litigation expense was significantly less than we expected, as we continue to await a decision on whether the cases we have pending against Overture Services will be heard in New York or Los Angeles. In January 2002, we formally challenged the validity, enforceability and infringement of U.S. Patent No. 6,269,361 - a patent issued to GoTo.com (now Overture) in July 2001 - in a declaratory judgment action in the District Court for the Southern District of New York. As expected, Overture subsequently commenced litigation against us in the District Court for the Central District of California, in Los Angeles, alleging that we are infringing their patent. As we have stated previously, we believe that Overture's patent was improperly obtained and should be found invalid and unenforceable. We continue to project a run-rate of about $1 million per year in litigation expense until the cases are resolved, although we cannot predict when a decision on venue will be made. Until that decision, we do not anticipate significant activity related to the cases."

SERVICES / KEY METRICS

FindWhat.com is a leading developer and provider of performance-based marketing services for the Internet. FindWhat.com's advertisers only pay for an Internet user who clicks through to their sites. Historically, advertising, including most online advertising, has been impression-based, meaning that advertisers are charged on the number of viewers, listeners, readers, or users who are potentially exposed to their ad, with no guarantee that the ad was seen, heard, or read. With the inherent accountability of the Internet, and the decreasing attention paid to banner ads, online advertisers are increasingly demanding performance-based advertising alternatives. Forrester Research projects that by 2003, 83% of digital marketing campaigns will include a performance-based component.

FindWhat.com's search engine revenue can be derived by multiplying the number of paid click-throughs by the average revenue per paid click-through. Advertisers bid for position among FindWhat.com's search results for the keywords that are most relevant to their Web sites. The advertiser that bids the most for a particular keyword is listed first, with all other Web sites listed in descending order of their bids. Advertisers only pay FindWhat.com if an Internet user searches for one of their keywords and then clicks on their listing, producing a paid click-through. Through FindWhat.com's Listing Management Center, advertisers can sign-up and manage their accounts themselves, 24 hours a day, seven days a week. They can control and track their bids, the placement of their listings, their total expenditures, and their cost per visitor, all in a real-time environment. As a result, they can easily determine and work to improve their return on their investment from FindWhat.com. FindWhat.com's editors review every keyword to ensure that the listing is appropriate for that advertiser's Web site. This methodology produces extremely relevant results for e-commerce oriented searches, and drives highly qualified traffic to FindWhat.com's advertisers.

FindWhat.com distributes its clients' advertisements to third-party search engines and other high-traffic Web sites, such as CNET's Search.com, Excite, Webcrawler, NBCi, MetaCrawler, Dogpile, and Go2Net, along with many others. FindWhat.com shares its revenue from paid click-throughs with these sites. As a result, FindWhat.com serves as a source of revenue and relevant search result listings for these entities, while providing its advertisers with exposure to potential customers across the Internet. As with the Yellow Pages in the offline world, FindWhat.com's advertisers get their message in front of prospects at the exact time they are looking for the advertisers' products and services. Unlike the Yellow Pages, advertisers only pay for those visitors that "walk" into their virtual stores.


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The key metrics for the FindWhat.com search engine are paid click-throughs, average revenue per click-through, and active advertiser accounts. FindWhat.com reports the number of active advertiser accounts for a given quarter, although there are thousands of accounts that are inactive each quarter, which, due to seasonality or other factors, may become active again in the future. The following table lists key metrics for each of the ten full quarters of operations for the FindWhat.com search engine.

                                   KEY METRICS

Quarter     Paid Click-throughs     Avg. Revenue per        Active Advertiser
               (in millions)         Click-through               Accounts

Q2 2002            54.2                  $0.18                    17,100

Q1 2002            50.8                  $0.17                    16,500

Q4 2001            46.2                  $0.17                    15,300

Q3 2001            36.0                  $0.15                    12,400

Q2 2001            33.3                  $0.13                    10,200

Q1 2001            22.9                  $0.10                    7,500

Q4 2000            13.2                  $0.11                    6,800

Q3 2000             5.6                  $0.11                    5,300

Q2 2000             3.8                  $0.07                    3,300

Q1 2000             1.2                  $0.06                    1,500

FindWhat.com also offers the BeFirst.com search engine optimization service, which helps our clients improve their position among over 300 third-party search engines. As with the FindWhat.com search engine, our clients only pay for every click-through or subscription that results from our efforts.

MANAGEMENT INTERVIEW

President/CEO Craig Pisaris-Henderson and COO/CFO Phillip Thune will participate in a conference call to discuss the results and the outlook for the company. The call will take place on July 22, 2002 at approximately 5:00 p.m. Eastern Time, and will be simulcast on the Internet at:

http://www.on24.com/clients/default/audioevent?eventid=608

A replay of the conference call will be available at the same URL for 30 days after the call.

ABOUT FindWhat.com
FindWhat.com operates an online marketplace that connects the consumers and businesses that are most likely to purchase specific goods and services with the advertisers that provide those goods and services. Online advertisers determine the per-click fee they will pay for their advertisements, which FindWhat.com distributes to its network of hundreds of distribution partners, such as CNET's Search.com, Excite, Webcrawler, NBCi, MetaCrawler, Dogpile, and Go2Net. Advertisers bid against each other for particular keywords or phrases through an open, automated, bid-for-position system, where the advertisement of the Web site with the highest bid appears first, with all other advertisers listed in descending bid order. This cost-effective, pay-for-performance model allows Web advertisers to pay only for



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those prospects who click through to their sites, and increase their potential for exposure through the millions of advertisements distributed throughout the network per day. More information on FindWhat.com is available on the Company's Web site at http://www.FindWhat.com.

FORWARD LOOKING STATEMENTS
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "plan," "intend," "believe", "project" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in FindWhat.com's reports filed with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors, including economic changes and changes in the Internet industry generally and, accordingly, FindWhat.com's actual performance and results may vary from those stated herein, and FindWhat.com undertakes no obligation to update the information contained herein.

                               -Tables To Follow-


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                                  FINDWHAT.COM
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                   For the three months ended                 For the six months ended
                                                            June 30,                                   June 30,
                                               ----------------------------------         ----------------------------------
                                                   2002                  2001                2002                   2001
                                               ------------          ------------         ------------          ------------

Revenues                                       $  9,710,278          $  4,440,089         $ 18,422,174          $  7,003,421
                                               ------------          ------------         ------------          ------------

Operating expenses
  Search serving                               $    457,953          $    378,094         $    949,437          $    823,590
  Sales and marketing                             5,305,432             2,938,871           10,108,276             5,941,147
  General and administrative                      1,340,142               952,647            2,727,339             1,758,686
  Product development                               140,583                48,428              226,577                96,855
  Loss on sale of advertising contract                 --                    --                   --                 996,382
                                               ------------          ------------         ------------          ------------

   Total operating expenses                       7,244,110             4,318,040           14,011,629             9,616,660
                                               ------------          ------------         ------------          ------------

   Income (loss) from operations                  2,466,168               122,049            4,410,545            (2,613,239)

   Interest income, net                              41,273                11,800               71,595                15,084
                                               ------------          ------------         ------------          ------------

   Income (loss) before
      income tax benefit                          2,507,441               133,849            4,482,140            (2,598,155)

   Income tax (benefit)                          (1,800,000)                 --             (1,800,000)                 --
                                               ------------          ------------         ------------          ------------

         Net income (loss)                     $  4,307,441          $    133,849         $  6,282,140          $ (2,598,155)
                                               ============          ============         ============          ============

Income (loss) per share
     Basic                                     $       0.25          $       0.01         $       0.37          $      (0.16)
                                               ============          ============         ============          ============
     Diluted                                   $       0.22          $       0.01         $       0.33          $      (0.16)
                                               ============          ============         ============          ============

Weighted-average number of common
  shares outstanding
     Basic                                       16,994,019            16,449,133           16,918,311            15,860,214
                                               ============          ============         ============          ============
     Diluted                                     19,245,390            17,059,326           19,084,195            15,860,214
                                               ============          ============         ============          ============


Additional Information:
Income (loss) before income
   Tax benefit per share
     Basic                                     $       0.15          $       0.01         $       0.26          $      (0.16)
                                               ============          ============         ============          ============
     Diluted                                   $       0.13          $       0.01         $       0.23          $      (0.16)
                                               ============          ============         ============          ============



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                                  FINDWHAT.COM
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)


                                                                        JUNE 30,         December 31,
                                                                          2002               2001
                                                                      ------------      ------------
                                   ASSETS

CURRENT ASSETS
    Cash and cash equivalents                                         $  1,756,301      $  5,497,734
    Short-term investments                                               8,576,986         1,000,324
    Accounts receivable, less allowance for doubtful accounts of
       $142,134 and $50,605 at June 30, 2002 and December 31,
        2001, respectively                                               1,237,665           787,618
    Deferred tax asset                                                   1,800,000              --
    Prepaid expenses and other current assets                               67,091           123,813
                                                                      ------------      ------------

         Total current assets                                           13,438,043         7,409,489

EQUIPMENT AND FURNITURE - NET                                            1,612,462           863,669

OTHER ASSETS                                                               135,517            51,415
                                                                      ------------      ------------

         Total assets                                                 $ 15,186,022      $  8,324,573
                                                                      ------------      ------------


                    LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable and accrued expenses                             $  2,890,263      $  2,720,657
    Current portion of capital lease obligations                             4,578             9,443
    Deferred revenue                                                       432,467           507,447
                                                                      ------------      ------------

         Total current liabilities                                       3,327,308         3,237,547

CAPITAL LEASE OBLIGATIONS, less current portion                              2,535             5,578
                                                                      ------------      ------------

         Total liabilities                                               3,329,843         3,243,125
                                                                      ------------      ------------

STOCKHOLDERS' EQUITY
    Preferred stock, $.001 par value; authorized,
       500,000 shares; none issued and outstanding
    Common stock, $.001 par value; authorized, 50,000,000
      shares; 17,008,063 and 16,651,677, respectively issued; and
      17,001,063 and 16,644,677, respectively outstanding                   17,008            16,652
    Additional paid-in capital                                          16,648,799        16,171,876
    Deferred service costs                                                    --             (15,312)
    Treasury stock; 7,000 shares, at cost                                  (82,035)          (82,035)
    Accumulated deficit                                                 (4,727,593)      (11,009,733)
                                                                      ------------      ------------

         Total stockholders' equity                                     11,856,179         5,081,448
                                                                      ------------      ------------

         Total liabilities and stockholders' equity                   $ 15,186,022      $  8,324,573
                                                                      ============      ============
